UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2018

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 19, 2018, 8point3 Energy Partners LP (the “Partnership”), a joint venture formed by SunPower Corporation (the “Company”) and First Solar, Inc., completed its previously announced sale to CD Clean Energy Infrastructure V JV, LLC, an equity fund managed by Capital Dynamics, Inc., pursuant to an Agreement and Plan of Merger and Purchase Agreement, dated as of February 5, 2018 (the “Merger”). As a result of the Merger, the Company received, after the payment of fees, expenses and other amounts, a distribution of merger proceeds of approximately $360 million in cash (the “Merger Proceeds”) and no longer directly or indirectly owns any equity interests in the Partnership or any of its affiliates.

Immediately following the Merger, the Company instructed Credit Agricole Corporate and Investment Bank (“Lender”) to apply the Merger Proceeds as a mandatory repayment in full of all outstanding indebtedness, including interest and customary breakage costs, under the Term Credit Agreement (the “Credit Agreement” and, with the associated collateral and ancillary documents, the “Loan Documents”) entered into between SunPower HoldCo, LLC (“Borrower”) and Lender on May 22, 2018 and more fully described in the Company’s Current Report on Form 8-K filed May 25, 2018. Upon the foregoing repayment, the Borrower was fully discharged of its obligations, all collateral was released from security interest and liens of the Lender, the Loan Documents terminated except as to those provisions expressly specified to survive termination, and the Lender will disburse the excess Merger Proceeds to the Company, each in accordance with the terms of the Loan Documents.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

June 19, 2018	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer